Exhibit 99.1

NEWS RELEASE

CONTACT:	James M. Gasior
President & CEO
(330) 282-4111

Cortland Bancorp Reports 4.3% Increase in First Half Adjusted Earnings

Board declares a quarterly dividend of $0.11 per share

CORTLAND, Ohio – July 31, 2019 — Cortland Bancorp (NASDAQ: CLDB) announced its 2019 first half financial results which included net income of $3.4 million, or $.79 per share. This represented a 4.3% increase over the previous year’s $3.3 million, or $.75 per share, after adjusting for a non-recurring $1.5 million gain on life insurance proceeds from the death of a former executive.

For the second quarter of 2019 net income was $1.3 million, or $.30 per share, versus $1.8 million (excluding life insurance gain), or $.40 per share in 2018. Whereas last year’s second quarter reported results contain the $1.5 million life insurance gain, reported noninterest expenses in the current quarter include the one-time fees and expenses associated with onboarding the Company’s stock to the NASDAQ trading platform, the initial staffing and operating expenses of the newly opened Strongsville branch, and the above-average compensation costs associated with higher equity awards relating to the record performance of the Company in 2018.

The Company’s net interest margin for the second quarter ended June 30, 2019 was 3.80% versus 3.74% for the same period last year. For the six months ended June 30, 2019 the margin was 3.85% versus 3.68% in 2018, translating into improved net interest income of $6.0 million (up from $5.7 million) quarter over quarter and $12.2 million (up from $11.3 million) year-to-date.

“While stiff competition for deposits and increased funding costs are putting pressure on net interest margins, Cortland, to date, has successfully managed its interest rate risk,” stated James Gasior, President and CEO. “We increased our loan yield by 44 basis points in 2019 which compares favorably with a 31 basis points increase in deposit costs. With growing expectations that the Federal Reserve will lower interest rates sometime during the second six months of 2019, interest income levels will likely decline, adding additional challenges in expanding the net interest margin.”

Gasior continued, “With our stable core deposit base and a rather modest loan-to-deposit ratio of 82.8%, we are optimistic that we can continue to diligently manage loan originations while managing funding costs to our advantage. As we continue to expand and introduce our brand into new markets in Northeast Ohio, we are generating new opportunities to build our deposit base and grow our loan portfolio. This has translated into overall asset growth which, combined with our disciplined approach to loan and deposit pricing, is producing the desired results. Over the last several years, our organic growth strategies have translated into higher revenues and expanded net interest margins while our expense control measures have resulted in a substantially improved efficiency ratio.”

As a result of the Company’s strong financial performance and the Board’s desire to continue increasing shareholder value, the Board declared a quarterly dividend of $0.11 per share.

Cortland Bancorp Reports 4.3% Increase

July 31, 2019

Second Quarter 2019 Highlights (at or for the period ended June 30, 2019)

•	Net interest income increased 5% to $6.0 million for the quarter, compared to $5.7 million in 2018, and is up 8% on a year-to-date basis.

•	Average total loans grew 5% to $480 million from $458 million a year ago.

•	Average total deposits grew 4% to $578 million from 2018.

•	Nonperforming assets were 1.30% of total assets versus 1.54% a year ago.

•

The Bank efficiency ratio was 64.67% for the quarter and 62.67% for the six months, versus 63.80% and 63.61%, respectively, for 2018. Likewise, the efficiency ratio for the Company was 74.34% for the quarter and 68.91% for the six months, versus 66.81% and 65.75%, respectively, for 2018, reflecting the investments associated with the opening of our Strongsville branch this quarter and entry onto the NASDAQ trading platform. The Company and bank subsidiary recorded additional expenses to enhance the visibility of our common stock and meet our organic growth objectives

•	Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 14.28% and tangible equity to tangible assets of 10.30%.

•	A quarterly cash dividend of $0.11 per share will be payable on September 3, 2019 to shareholders of record on August 13, 2019.

Operating Results

In addition to the improvement in the core net interest income component, non-interest income was aided by improved mortgage banking results. A 36% increase in mortgage originations this quarter versus last year hiked the resulting gains by 32%. Likewise, mortgage gains for the six months are up 36% over 2018.

As a result of the NASDAQ and new branch initiatives, non-interest expense was $5.3 million compared to $4.6 million for second quarters of 2019 and 2018, respectively. “The Company made a meaningful improvement in its efficiency ratio over the past two years and was willing to invest in these important initiatives that temporarily affect this measure,” stated Gasior. The efficiency ratio increased to 68.91% for the first half of 2019 versus 65.75% for the same period a year ago.

The effective tax rate was 14.9% compared to 10.4% for the first half 2019 and 2018, respectively. The tax-free life insurance gain in 2018 significantly reduced the effective rate. Further reductions in the rate are realized by the Company as a result of tax-free investment income.

Balance Sheet and Asset Quality

Total assets were $691 million at June 30, 2019, compared to $663 million at June 30, 2018, and $685 million at March 31, 2019.

“We continue to drive revenue through consistent loan production,” commented Gasior.

As competition for loans has led to less than stringent credit terms and thin pricing across our Northeast Ohio marketplace, Cortland has remained disciplined on underwriting and pricing. Despite a willingness to pass on transactions which do not align with our credit and pricing standards, along with an increase in loan prepayments and payoffs, average total loans increased 5% year over year, keeping the loan to deposit ratio near 83%.

“Maintaining this ratio below 90% has been instrumental in our controlling deposit costs and liquidity, thereby avoiding the margin compression commonplace in the industry,” Gasior added.

The loan portfolio remains diversified and comprised of both retail and business relationships with commercial real estate loans accounting for 60%, of which 14% are owner-occupied by businesses. Commercial loans accounted for 15% while residential 1-4 loans accounted for 19%.

“Our loan production remains solid, benefiting from the expansion into other Ohio markets,” added Gasior.

Cortland Bancorp Reports 4.3% Increase

July 31, 2019

Average total deposits grew by $21 million, or 4%, to $578 million at June 30, 2019, from $557 million at June 30, 2018. Noninterest-bearing deposits accounted for 25% of total deposits, while certificates of deposits were 23% of the deposit mix.

“The Kasasa free checking account program continues to be successful with more than 5,000 accounts now opened. Online account opening was launched, allowing customers to open a Rewards Kasasa account on their computers or mobile devices,” commented Gasior.

Nonperforming loans were $9.0 million, compared to $10.2 million a year earlier and $10.1 million, at December 31, 2018. A provision for loan losses of $180,000 was recorded in the current quarter, versus $175,000 last quarter, and $75,000 in the second quarter last year. The full six months provision was $355,000 in 2019 versus $575,000 last year.

Performing restructured loans, that are included in nonperforming loans at the end of the quarter, were $6.5 million, compared to $8.1 million a year ago and $6.7 million on a linked quarter basis.

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended June 30, 2019, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum
Tier 1 leverage ratio	11.04%	9.90%	5.00%
Tier 1 risk-based capital ratio	13.48%	12.09%	8.00%
Total risk-based capital ratio	14.28%	13.97%	10.00%

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through 14 full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Ashtabula, Summit, and Cuyahoga in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.

Forward Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Reports 4.3% Increase

July 31, 2019

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three Months Ended					Six Months Ended
	June 30, 2019	June 30, 2018	Var %	Mar. 31, 2019	Var %	June 30, 2019	June 30, 2018	Var %
SUMMARY OF OPERATIONS
Interest income	$7,401	$6,727	10%	$7,590	(2)%	$14,991	$13,298	13%
Interest expense	(1,399)	(1,020)	37	(1,366)	2	(2,765)	(1,999)	38

Net interest income	6,002	5,707	5	6,224	(4)	12,226	11,299	8
Provision for loan losses	(180)	(75)	140	(175)	3	(355)	(575)	(38)

NII after loss provision	5,822	5,632	3	6,049	(4)	11,871	10,724	11
Investment security losses	(44)	(41)	7	—	—	(44)	(21)	110
Non-interest income	1,096	2,618	(58)	1,204	(9)	2,300	3,610	(36)
Non-interest expense	(5,339)	(4,585)	16	(4,752)	12	(10,091)	(8,911)	13

Income before tax	1,535	3,624	(58)	2,501	(39)	4,036	5,402	(25)
Federal income tax expense	207	322	(36)	396	(48)	603	563	7

Net income	$1,328	$3,302	(60)%	$2,105	(37)%	$3,433	$4,839	(29)%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,379	4,364	—%	4,352	—%	4,379	4,364	—%
Earnings per share, basic and diluted	$0.30	$0.75	(60)	$0.49	(39)	$0.79	$1.10	(28)
Dividends per share	0.11	0.11	—	0.16	(31)	0.27	0.22	23
Market value	23.10	24.31	(5)	23.79	(3)	23.10	24.31	(5)
Book value	16.25	14.17	15	15.70	4	16.25	14.17	15
Market value to book value	142.15%	171.56%	(17)	151.53%	(6)	142.15%	171.56%	(17)

BALANCE SHEET DATA
Assets	$690,683	$662,700	4%	$685,496	1%	$690,683	$662,700	4%
Investments securities	139,071	144,119	(4)	138,953	—	139,071	144,119	(4)
Total loans	477,946	466,448	2	482,313	(1)	477,946	466,448	2
Total deposits	576,914	557,823	3	571,576	1	576,914	557,823	3
Borrowings	28,830	33,764	(15)	33,793	(15)	28,830	33,764	(15)
Shareholders’ equity	71,164	61,824	15	68,319	4	71,164	61,824	15

AVERAGE BALANCE SHEET DATA
Average assets	$689,286	$661,302	4%	$692,479	—%	$690,874	$668,699	3%
Average total loans	480,474	458,334	5	495,355	(3)	487,873	463,582	5
Average total deposits	577,937	557,194	4	582,752	(1)	580,331	559,226	4
Average shareholders’ equity	69,157	60,677	14	66,028	5	67,591	60,693	11

ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$(35)	$136	(126)%	$(33)	6%	$(68)	$(1,058)	(94)%
Net (charge-offs) recoveries to average loans	(0.03)%	0.12%	(125)	(0.03)%	—	(0.03)%	(0.46)%	(94)
Non-performing loans as a % of loans	1.88	2.18	(14)	1.82	3	1.88	2.18	(14)
Non-performing assets as a % of assets	1.30	1.54	(16)	1.28	2	1.30	1.54	(15)
Allowance for loan losses as a % of total loans	0.94	0.88	7	0.90	4	0.94	0.88	7
Allowance for loan losses as a % of non-performing loans	49.88	40.19	24	49.39	1	49.88	40.19	24

FINANCIAL RATIOS\STATISTICS
Net interest margin	3.80%	3.74%	2%	3.90%	(3)%	3.85%	3.68%	5%
Return on average equity - Company	7.68	21.77	(65)	12.75	(40)	10.16	15.95	(36)
- Bank	11.35	24.22	(53)	14.29	(21)	12.78	17.69	(28)
Return on average assets - Company	0.77	2.00	(61)	1.22	(37)	0.99	1.45	(31)
- Bank	1.08	2.10	(48)	1.29	(16)	1.19	1.52	(22)
Efficiency ratio - Company	74.34	66.81	11	63.69	17	68.91	65.75	5
- Bank	64.67	63.80	1	60.75	6	62.67	63.61	(1)

CAPITAL RATIOS
Tier 1 leverage ratio - Company	11.04%	10.65%	4%	10.79%	2%	11.04%	10.65%	4%
- Bank	9.90	9.43	5	9.57	3	9.90	9.43	5
Common equity tier 1 ratio - Company	12.59	11.92	6	11.95	5	12.59	11.92	6
-Bank	12.09	11.35	7	11.35	7	12.09	11.35	7
Tier 1 risk-based capital ratio - Company	13.48	12.82	5	12.80	5	13.48	12.82	5
-Bank	12.09	11.35	7	11.35	7	12.09	11.35	7
Total risk-based capital ratio - Company	14.28	13.58	5	13.56	5	14.28	13.58	5
-Bank	13.97	13.20	6	13.14	6	13.97	13.20	6